Exhibit 10.6

EXHIBIT B

THIS EXHIBIT B (the “Exhibit”), by and between Nano Magic Inc. (the “Company”) and Tom Berman (“Employee”), supplements and relates to that certain Employment Agreement having an Effective Date of April 3, 2019 (the “Agreement”).

In consideration of the covenants contained in the Agreement and herein, the parties, intending to be legally bound, hereby agree as follows:

Services. Employee agrees to continue to use his best efforts to provide and perform the following services:

a.	Full-time duties related to the title of President and CEO of the Company.
b.	Full-time duties related to the title of President and CEO of the Company’s subsidiary Nano Magic LLC; and
c.	All other services as directed by the Company from time to time.

Compensation.

Salary: Employee will be paid a monthly salary of $17,500 for January, 2021 and each subsequent month, except that (i) if the financial statements prepared for calendar year 2021 show an increase in revenue of 20% (or more) for Nano Magic LLC as compared to 2020, the monthly salary for March 2022 and subsequent months will be $20,000, and (ii) if the financial statements prepared for calendar year 2022 show an increase in revenue of 20% (or more) for Nano Magic LLC as compared to 2021, the monthly salary for March 2023 through December 2023 will be either(x) $23,000 per month (if there was already a salary increase under clause) (i), or (y) $20,000 if there was not a salary increase under clause (i). The financial statements used for purposes of this Exhibit are the internal financial statements prepared for Nano Magic LLC revised to reflect all audit adjustments.

Bonuses: In addition, Employee shall be paid the following:

Sales Bonus, payable quarterly, equal to 10% of the amount by which gross sales of Nano Magic LLC for the quarter exceed the Sales Target for the quarter. Subject to the Annual Cap, the Sales Bonus earned for any quarter will be paid in cash in three equal monthly installments commencing with the month in which the Company files its form 10Q for that quarter. If the Sales Bonus earned for any year exceeds the Annual Cap, Employee will be paid cash for the Sales Bonus earned that year up to the Annual Cap, and vest in an additional tranche of options as provided under the Option to be granted to Employee that references this Exhibit B.

Year	Quarterly Sales Target for Nano Magic LLC	Annual Cap
2021	$1 million	$240,000
2022	Lesser of (1) $1.5 million, or (2) 25% of 2021 annual revenue	$260,000
2023	Lesser of (1) $2.0 million, or (2) 25% of 2022 annual revenue	$300,000

So long as his employment was not terminated for “Cause” (as defined below) Employee will remain eligible to earn the quarterly sales bonus for a period of two years after his employment ends but the rate of the bonus will change to 5% for revenue earned after the date his employment ends.

“Cause” means a determination by the Board or a committee of the Board that Employee (i) has engaged in personal dishonesty, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty involving personal profit, (ii) has failed to satisfactorily perform his or her duties and responsibilities for the Company or any Related Company, (iii) has been convicted of, or plead nolo contendere to, any felony or a crime involving moral turpitude, (iv) has engaged in gross negligence or willful misconduct in the performance of his or her duties, including but not limited to willfully refusing without proper legal reason to perform his or her duties and responsibilities, (v) has materially breached any corporate policy or code of conduct established by the Company or any Related Company as such policies or codes may be adopted or amended from time to time, (vi) has violated the terms of any confidentiality, nondisclosure, intellectual property, non-solicitation, noncompetition, proprietary information or inventions agreement, or any other agreement between Employee and the Company or any Related Company related to his or her service with any of them, or (vii) has engaged in conduct that is likely to have a deleterious effect on the Company or any Related Company or their legitimate business interests, including but not limited to their goodwill and public image.

Annual Profit Bonus equal to 5% of the prior year’s EBITDA. EBITDA means sum of the Company’s net profit for the prior year plus interest, taxes, depreciation and amortization expense for the prior year, except that if EBITDA is 20% or more of Revenue for the year, the bonus payable will equal 10% of the prior year’s EBITDA. The Profit Bonus will be paid in cash, stock options or a combination of cash and options as determined by the Board of Company. Any portion to be paid in options will as determined by the Board will result in vesting of options to purchase that number of shares as determined by the Board from the EBITDA tranche of the option to be granted to Employee that references this Exhibit B.

Benefits. Employee may be furnished with a company owned computer and/or a company credit card or other company property for which Employee shall sign an agreement acknowledging said property of the Company shall be returned to the Company upon termination of employment or at the request of the Company at any time. In addition, Employee may be eligible to participate in the Company’s benefit programs of Paid Time Off, and medical insurance. In the event of a conflict, the terms and conditions of the benefit plan documents and/or separate handout(s) shall control.

Termination. In the event that Employee’s employment with the Company or any Related Company is terminated, as of the date of termination and thereafter, the Company shall no longer be required to pay and provide to Employee any salary or other benefits, except for the 5% Quarterly Sales Bonus described above.

The parties acknowledge and agree that this Exhibit along with Exhibit A shall be governed by all terms and conditions of the Agreement and that the Agreement remains in full force an effect as supplemented hereby.

IN WITNESS WHEREOF, this Exhibit is executed and entered into by the parties as of the date first above written.

THE COMPANY:		EMPLOYEE:

NANO MAGIC INC.

By:	/s/ Leandro Vera	/s/ Tom J Berman
By:	By: Leandro Vera	Tom J. Berman
Its:	Chief Financial Officer